As filed with the Securities and Exchange Commission on May 15, 2019

Registration No. 333-201338

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 5

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MPM HOLDINGS INC.

(Exact name of Registrant as specified in its charter)

Delaware	2860	47-1756080
(State or other jurisdiction of Incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

260 Hudson River Road

Waterford, New York 12188

Tel: (518) 237-3330

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

John D. Moran, Esq.

MPM Holdings Inc.

260 Hudson River Road

Waterford, New York 12188

Tel: (518) 237-3330

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

David S. Huntington, Esq. Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019 (212) 373-3000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 5 (this “Post-Effective Amendment”) relates to the Registration Statement of MPM Holdings Inc. (the “Company”) on Form S-1 (Registration No. 333-201338), as originally declared effective by the Securities and Exchange Commission (the “SEC”) on July 2, 2015, as amended by (i) the Company’s Post-Effective Amendment No. 1 declared effective by the SEC on March 18, 2016, (ii) the Company’s Post-Effective Amendment No. 2 declared effective by the SEC on March 27, 2017, (iii) the Company’s Post-Effective Amendment No. 3 declared effective by the SEC on May 7, 2018 and (iv) the Company’s Post-Effective Amendment No. 4 declared effective by the SEC on May 7, 2018 (as may be further amended from time to time, the “Registration Statement”), which registered the offering of 33,927,948 shares of common stock, par value $0.01 per share (“Common Stock”).

On May 15, 2019, pursuant to the Agreement and Plan of Merger, dated as of September 13, 2018 (as may be amended from time to time, the “Merger Agreement”), by and among the Company, MOM Holding Company, a wholly-owned subsidiary (“Parent”) of affiliates of SJL Partners, LLC, KCC Corporation and Wonik Holdings Co., Ltd., and MOM Special Company, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”). As a result of the Merger, the Company has terminated all offerings of its Common Stock pursuant to its existing registration statements, including the Registration Statement.

In connection with the Merger and the other transactions contemplated by the Merger Agreement, and in accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any shares of Common Stock which remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all securities of the Company registered pursuant to the Registration Statement that remain unsold as of the date hereof, if any.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, MPM Holdings Inc. has duly caused this Post-Effective Amendment No. 5 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waterford, State of New York, on this 15th day of May, 2019.

MPM HOLDINGS INC.

By:	/s/ Erick R. Asmussen
Name:	Erick R. Asmussen
Title:	Senior Vice President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment No. 5 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.